EVERYWARE GLOBAL, INC. APPOINTS ANTHONY RESIG
SENIOR VICE PRESIDENT OF OPERATIONS & SUPPLY CHAIN

LANCASTER, Ohio, February 23, 2015 -- EveryWare Global, Inc. (Nasdaq:EVRY) announced today that Anthony Reisig has been appointed Senior Vice President of Operations and Supply Chain, with responsibility for worldwide supply chain and all manufacturing and operations in the Company’s multiple production facilities.
Mr. Reisig is a senior executive with extensive global experience. He was most recently President of National Supply Chain Operations for KMM Telecommunications, a privately held company delivering logistics and supply chain services to the telecommunications industry, where he was responsible for all aspects of supply chain for 23 facilities across the U.S. Prior to KMM, he held executive roles in operations, business transformations and supply chain for companies in the aerospace, printing and technology industries.
“We are very pleased to have someone with Anthony’s experience joining the EveryWare team at this time in the Company’s evolution and growth,” said Sam Solomon, President and CEO of EveryWare Global. “His proven success implementing Lean Six Sigma, Kaizen and other business and quality management systems will be an asset to our operations as we focus on delivering the quality, consistency and innovation that our customers expect from EveryWare.”
Mr. Reisig added: “It’s very rewarding to be part of a company that has the opportunity to make a significant impact in its industry. EveryWare embodies the rich heritage and success of century-old American brands but the opportunities ahead of us truly excite me. Our operations are key to moving the Company to the next level and I look forward to making that happen.”
About EveryWare Global:
EveryWare (Nasdaq:EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico and Asia.  Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands.  Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels.  EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012.  Additional information can be found at www.everywareglobal.com, www.oneida.com, and www.foodservice.oneida.com.
Forward-looking statements:
This media release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Those forward-looking statements may include comments concerning our expectations of future products, business developments, performance and/or customer relationships. Actual results may differ materially from what is contained in these forward-looking statements. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
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